UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
July 16, 2010

MEDPRO SAFETY PRODUCTS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52077	91-2015980
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

817 Winchester Road, Suite 200
Lexington, KY 40505
(Address of Principal Executive Offices) (Zip Code)

(859) 225-5375
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry Into a Material Definitive Agreement.

On July 16, 2010, MedPro Safety Products, Inc. (“MedPro”) entered into a Medical Supply Manufacturing Agreement (the “Manufacturing Agreement”) with Greiner Bio-One GmbH (“Greiner”), which grants Greiner exclusive rights to manufacture, market and distribute (i) the Vacuette® Premium Safety Needle System and (ii) the Vacuette® Premium Winged Safety Blood Collection Set (the “Products”) for a term ending six years from October 1, 2010, the date on which Greiner expects to commence commercial manufacturing of the first of the Products.  The term of the Manufacturing Agreement may be extended for up to three years in certain circumstances.

During the term of the Manufacturing Agreement, Greiner will pay a total minimum royalty of not less than $43,750,000 (the “Royalty Amount”).  Royalty payments will be made no later than the fifteenth day following the end of each calendar quarter, based on a minimum number of units for each calendar quarter.  Until the Royalty Amount has been paid in full, if the royalty Greiner pays for any quarter exceeds the minimum royalty payable on minimum quarterly production, then Greiner’s minimum royalty obligation for the next quarter will be reduced accordingly.

MedPro owns the intellectual property rights to the Products and will maintain control of product design as provided in the current regulatory protocols and in accordance with the parties’ agreed upon procedures for addressing quality control matters.  MedPro and Greiner have agreed to comply with each party’s quality system for the manufacture of medical devices required by their respective governing regulators and all related procedures and policies.  This includes compliance with FDA regulations, including current Good Manufacturing Practices requirements set forth in the FDA’s quality system regulation, and the requirements for CE registration in the European Community and the MDD.  MedPro and Greiner have also agreed to cooperate with each other’s quality protocols as necessary and to address quality control matters that arise in accordance with their agreed upon procedures.

MedPro has agreed to make a quarterly financial contribution to Greiner to help cover the anticipated expenses of marketing the Products during the term of the Agreement.  The total marketing contribution would total approximately $6.65 million over the six-year term of the Manufacturing Agreement.  Either party may request to renegotiate the amount of the marketing contribution based on market demand for the Products.

MedPro agreed to pay liquidated damages to Greiner if certain regulatory approvals necessary to market one of the Products have not been obtained by the targeted date for that Product’s initial production.

The Manufacturing Agreement provides that the following events are “events of default:”

•
the failure of a party to perform any of its material obligations under the Manufacturing Agreement if such failure is not remedied within 30 days after receipt of written notice from the other party.  However, if such failure cannot reasonably and with due diligence be remedied within 30 days, it will constitute an event of default only if the responsible party has not remedied the failure within a second thirty 30 day period, and the responsible party is not attempting to remedy the failure reasonably, in good faith, and with due diligence;

•	a breach of a party’s payment obligations that has not been cured within 10 days after receipt of notice; and

•	the breach of any representations or warranties and certain bankruptcy events, either of which are immediate defaults.

If a party fails to cure a manufacturing default within the stated cure period, if any, the other party may choose to terminate the Manufacturing Agreement.

The Manufacturing Agreement also contains typical provisions regarding representations and warranties given by MedPro and Greiner, indemnification, confidentiality, assignment, amendment, and other matters.

Item 1.02   Termination of a Material Definitive Agreement.

The Manufacturing Agreement terminates and supersedes the prior agreements between MedPro and Greiner related to the Products,  which were included as exhibits to MedPro’s Current Report on Form 8-K dated July 15, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

MEDPRO SAFETY PRODUCTS, INC.

Dated: July 22, 2010	By:	/s/ Marc T. Ray
Marc T. Ray
Vice President-Finance and Chief Financial Officer